AMENDED and RESTATED

DISTRIBUTION AND SERVICE PLAN

Fidelity Aberdeen Street Trust: Fidelity Advisor Freedom 2025 Fund

Class I Shares

1.

This AMENDED and RESTATED Distribution and Service Plan (the “Plan”), when effective in accordance with its terms, shall be the written plan contemplated by Rule 12b-1 under the Investment Company Act of 1940, as amended (the “Act”) for Class I Shares of Fidelity Advisor Freedom 2025 Fund (“Class I”), a class of shares of Fidelity Advisor Freedom 2025 Fund (the “Fund”), a series of Fidelity Aberdeen Street Trust (the “Trust”).

2.

The Trust has entered into a General Distribution Agreement on behalf of the Fund with Fidelity Distributors Corporation (the “Distributor”), an affiliate of Fidelity Management & Research Company (“FMR”), under which the Distributor uses all reasonable efforts, consistent with its other business, to secure purchasers for the Fund’s shares of beneficial interest (“Shares”).  Under the agreement, the Distributor pays the expenses of printing and distributing any prospectuses, reports and other literature used by the Distributor, advertising, and other promotional activities in connection with the offering of Shares of the Fund for sale to the public.  It is recognized that FMR Co., Inc. (the “Adviser”), an affiliate of FMR, and/or FMR may use its revenues, including management fees paid to the Adviser by the Fund and/or Class I, or fees paid to FMR by the Adviser out of such management fee revenues, as well as its past profits or its resources from any other source, to make payment to the Distributor with respect to any expenses incurred in connection with the distribution of Class I Shares, including the activities referred to above.

3.

The Adviser and/or FMR directly, or through the Distributor, may, subject to the approval of the Trustees, make payments to securities dealers and other third parties who engage in the sale of Class I Shares or who render shareholder support services, including but not limited to providing office space, equipment and telephone facilities, answering routine inquiries regarding the Fund, processing shareholder transactions and providing such other shareholder services as the Trust may reasonably request.

4.

The Class I will not make separate payments as a result of this Plan to the Adviser, FMR, the Distributor or any other party it being recognized that the Fund and/or Class I presently pays, and will continue to pay, a management fee to the Adviser.  To the extent that any payments made by the Fund and/or Class I to the Adviser, including payment of management fees, out of which management fees the Adviser may pay fees to FMR, should be deemed to be indirect financing of any activity primarily intended to result in the sale of Class I Shares within the meaning of Rule 12b-1, then such payments shall be deemed to be authorized by this Plan.

5.

This Plan shall become effective upon the approval by a vote of a majority of the Trustees of the Trust, including a majority of Trustees who are not “interested persons” of the Trust (as defined in the Act) and who have no direct or indirect financial interest in the operation of this Plan or in any agreement related to the Plan (the “Independent Trustees”), cast in person at a meeting called for the purpose of voting on this Plan.

6.

This Plan shall, unless terminated as hereinafter provided, remain in effect until July 31, 2017, and from year to year thereafter, provided, however, that such continuance is subject to approval annually by a vote of a majority of the Trustees of the Trust, including a majority of the Independent Trustees, cast in person at a meeting called for the purpose of voting on this Plan.  This Plan may be amended at any time by the Board of Trustees, provided that (a) any amendment to authorize direct payments by Class I to finance any activity primarily intended to result in the sale of Class I Shares, to increase materially the amount spent by Class I for distribution, shall be effective only upon approval by a vote of a majority of the outstanding voting securities of Class I and (b) any material amendments of this Plan shall be effective only upon approval in the manner provided in the first sentence in this paragraph 6.

7.

This Plan may be terminated at any time, without the payment of any penalty, by vote of a majority of the Independent Trustees or by a vote of a majority of the outstanding voting securities of Class I.

8.

During the existence of this Plan, the Trust shall require the Adviser and/or FMR and/or the Distributor to provide the Trust, for review by the Trustees, and the Trustees shall review, at least quarterly, a written report of the amounts expended in connection with financing any activity primarily intended to result in the sale of Class I Shares (making estimates of such costs where necessary or desirable) and the purposes for which such expenditures were made.

9.

This Plan does not require the Adviser, FMR, or the Distributor to perform any specific type or level of distribution activities or to incur any specific level of expenses for activities primarily intended to result in the sale of Class I Shares.

10.

Consistent with the limitation of shareholder liability as set forth in the Trust’s Trust Instrument or other organizational document, any obligation assumed by Class I pursuant to this Plan and any agreement related to this Plan shall be limited in all cases to Class I and its assets and shall not constitute an obligation of any shareholder of the Trust or of any other class of the Fund, series of the Trust or class of such series.

11.

If any provision of this Plan shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Plan shall not be affected thereby.